Exhibit 99.1

M&T Bank Corporation Announces Final

Hudson City Merger Consideration Election and Pro-ration Results

November 6, 2015

BUFFALO, N.Y. –M&T Bank Corporation (NYSE: MTB) (“M&T”) announced today the final merger consideration election results from its acquisition of Hudson City Bancorp, Inc. (“Hudson City”), which was completed effective November 1, 2015.

M&T acquired Hudson City for stock and cash, with 60% of the outstanding Hudson City shares being converted into the right to receive 0.08403 of a share of M&T common stock and the remaining Hudson City shares being converted into the right to receive $10.062172 per share in cash.

Holders of 67.44% of the outstanding Hudson City shares elected to receive M&T common stock, while the balance chose to receive cash or made no election.

Shareholders who made valid stock elections will receive 89.233675% of their Hudson City stock in M&T common stock (with fractional shares being paid in cash) and the remaining 10.766325% in cash.

Shareholders who made valid cash elections and shareholders who did not make a valid election will receive $10.062172 per share in cash.

Computershare acted as the Exchange Agent in connection with the merger and has tabulated the elections made by Hudson City shareholders pursuant to the terms of the merger agreement.

The following examples illustrate the allocation of merger consideration of a Hudson City shareholder making a valid stock election with respect to 100 shares and a cash election (or no valid election) with respect to 100 shares.

EXAMPLES

Stock election: 100 Hudson City shares			Cash election: 100 Hudson City shares
Stock consideration percentage:		89.233675%	Shares to be exchanged for cash:		100
Shares to be exchanged for stock(1):		89	Cash per Hudson City share:	×	$10.062172

Exchange Ratio:	×	0.08403	Cash consideration:		$1,006.22

Shares of M&T Common Stock(2):		7.47867
Shares to be exchanged for cash:		11
Cash per Hudson City share:	×	$10.062172

Cash consideration:		$110.68

(1)	Under Computershare’s proration methodology, share elections are rounded down to the nearest whole share.
(2)	Cash in lieu of fractional shares will be paid at a rate of $119.745 per M&T share.

About M&T Bank Corporation

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

Contacts:

Media:

C. Michael Zabel

716-842-5385

mzabel@mtb.com

Investors:

Donald J. MacLeod

716-842-5138